Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822 2330	January 26, 2010 Tim Ryan, The Shoreham Group 212 242 7777

NEOPROBE COMPLETES RIGS ANTIBODY LICENSE AMENDMENTS
Neoprobe Assumes Antibody Licensing Responsibility from Dow

DUBLIN, OHIO – January 26, 2010 -- Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology surgical and diagnostic products, announced today that it has completed a license amendment with The Dow Chemical Company (NYSE: DOW) for a variety of antibodies used in its proprietary surgical oncology system called radioimmunoguided surgery or RIGS®. The license amendment covers antibodies that target a variety of cancers including colon, rectal, breast, bladder, ovarian and endometrial. The antibodies were developed in the research laboratories of the National Institutes of Health (NIH) and Dow. In addition, Neoprobe and Dow have agreed that Neoprobe will assume direct responsibility for the licensing agreements. Dow will be compensated for its contributions when Neoprobe successfully introduces commercial products.

“The completion of the agreements for the portfolio of antibodies with both NIH and Dow clarifies the development rights for the RIGS technology,” said David Bupp, Neoprobe’s President and CEO. “We commenced updated cell line development activities for the antibodies last year and we are pleased with the results to date. Our clinical and pharmaceutical development teams have been working on the clinical and regulatory strategies for the program including the recently filed Phase 3 trial design which has been submitted to FDA under the special protocol assessment provisions,” concluded Mr. Bupp.

The most clinically evaluated RIGS antibody is called RIGScan™ CR, which when combined with a hand-held gamma radiation detection probe, provides surgeons with real-time information used to locate tumor components not detectable by conventional methods, and assists in the more thorough removal of the potentially cancerous tissue. The RIGScan CR targeting agents are monoclonal antibodies labeled with a radioactive isotope that emits low energy gamma rays. Before surgery, a cancer patient is injected with the monoclonal antibody targeting agent, which circulates throughout the patient’s body and binds specifically to cancer cell components (cancer antigens). Concentrations of the targeting agent are then located during surgery by the gamma detection device, which emits an audible tone to direct the surgeon to tumor-involved tissue.  Information on the clinical history and current development status of RIGScan CR can be obtained from Neoprobe’s recent press releases and filings with the U.S. Securities and Exchange Commission.

About Neoprobe

Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan™ CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.
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Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com